UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2007

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2007, Syntroleum International Corporation (“Syntroleum International”), a direct wholly owned subsidiary of Syntroleum Corporation (“Syntroleum”), and Syntroleum have entered into a fourth amendment deed (the “Fourth Amendment”) with African Energy Equity Resources Limited (“AEER”), a direct wholly owned subsidiary of Energy Equity Resources (Norway) Limited (“EERNL”), and EERNL. Syntroleum had received written and verbal communication from AEER that they have executed a subscription agreement with a Norwegian investor and that the funding of the investment is only subject to certain preemptive rights from existing shareholders. AEER further had informed the Company that they have received a waiver of those rights from a majority of existing shareholders but are waiting on a decision from a few shareholders. The Fourth Amendment has been entered into to allow the funding process to be completed. The Fourth Amendment will amend the terms and conditions of the share sale and purchase agreement that the parties entered into on January 19, 2007, the terms and conditions of the first amendment deed the parties entered into on March 30, 2007, the terms and conditions of the second amendment deed the parties entered into on June 21, 2007, and the terms and conditions of the third amendment deed the parties entered into on July 17, 2007. Under the Fourth Amendment, instead of paying $7,171,802 by August 3, 2007, AEER will pay Syntroleum International by August 31, 2007 the sum of $7,171,802 plus interest from May 9, 2007 on such amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION
(Registrant)

Date: August 16, 2007

By: /s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and
Corporate Secretary